EXHIBIT 2(c)

          SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT

     THIS AGREEMENT is made this 28th day of March, 1996, by and between ANUHCO, INC., a Delaware corporation ("Anuhco") and WILLIAM H. KOPMAN ("Kopman").

                           WITNESSETH:

     WHEREAS, Anuhco and Kopman earlier entered into a Stock Purchase Agreement dated December 18, 1995, which has been amended by a First Amendment to Stock Purchase Agreement, dated March 7, 1996 (collectively the "Agreement"), pursuant to which Anuhco agrees to purchase and Kopman agrees to sell all of the issued and outstanding shares of capital stock of Universal Premium Acceptance Corporation ("Company") and UPAC of California, Inc.; and

     WHEREAS, Section 7.7 of the Agreement provides that Anuhco shall not be required to consummate such purchase unless and until each state in which the Company is licensed, and which shall require prior approval of such purchase, shall have so approved the same; and

     WHEREAS, such approval has not been obtained from the State of Florida, though the laws of such state require the same, but further provide that the purchase may be concluded so long as it is conditioned upon obtaining such approval; and

     WHEREAS, the parties desire to amend the Agreement to so condition the acquisition of the stock of the Company, and to provide for other amendments.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. The Agreement is hereby amended by the addition thereto of a new Section 16 providing as follows:

          "16. Conditional Closing. Notwithstanding the provisions of Section 7.7 hereof, and that the State of Florida has not approved the acquisition contemplated hereby, Anuhco agrees to close the acquisition on March 29, 1996, Anuhco and Kopman agree that the finality of such closing is conditioned upon obtaining approval of the Florida Department of Insurance, and Anuhco agrees that, if such approval is not forthcoming, it will remove such condition to finality by causing the Company to surrender its Florida license. Anuhco and Kopman further agree that the surrender of such license shall not constitute cessation of the Company's doing business in the State of Florida, for the purposes of paragraph 2 of that certain Consulting Agreement between the parties hereto dated March 29, 1996, if Anuhco thereupon causes the existing Florida business of the Company to be transferred to, and the future business of the Company in Florida to be conducted by, Agency Premium Resource, Inc., a subsidiary of Anuhco, duly licensed to do business in the State of Florida."

     2. Section 1.1 of the Agreement is hereby amended by deleting all thereof, and substituting therefore the following:

          "1.1 Purchase Price. Anuhco shall pay Kopman at the closing, and upon delivery of certificates representing the Shares duly endorsed and in proper form for transfer, a purchase price of $11,901,558, increased by interest on the purchase price from 70 days after the date hereof until the Closing, at the United States Treasury Bill rate in effect at the commencement of such period."

     3. Section 5.7 of the Agreement is hereby amended by deleting the addition thereto effected by the First Amendment to Stock Purchase Agreement, dated March 7, 1996, and substituting therefor the following:

          "Anuhco hereby consents to the payment to Leroy Serpe of the sum of $250,000, which payment shall be in addition to his ordinary compensation, and to the payment of $48,442 (including FICA taxes) to certain existing employees of the Company, all prior to Closing."

     4. The Agreement is further amended by adding thereto a new Section 16, reading as follows:

          16. Election Under Internal Revenue Code. The parties agree to jointly and timely elect under I.R.C. SS 338(h)(10) to treat the transaction contemplated hereby as if the Company and UPAC sold to Anuhco all of their assets and distributed the Purchase Price in complete liquidation, all while owned by Kopman. The parties further agree to execute and timely file with the Internal Revenue Service and required state taxing authorities Form 8023-A, with appropriate attachments, and any other documents required to reflect the foregoing election. Kopman shall file all required tax returns for 1996 which shall reflect the deemed sale of assets under the said SS 338(h)(10), shall be solely liable for all taxes resulting from such election, and indemnify Anuhco, the Company and UPAC from any such tax resulting from such election, including reasonable expenses and attorneys fees. Notices and other provisions with respect to any such indemnity claim shall be pursuant to Section 12 hereof.

     5. Nothing contained herein shall be deemed to amend, modify or otherwise alter the terms of the Agreement, the Consulting Agreement, or the rights and obligations of the parties under either thereof, except as herein expressly provided.

     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.


                                   ANUHCO, INC.

                         By:  /s/ Timothy P. O'Neil
                              Timothy P. O'Neil, President


                              /s/ William H. Kopman
                              William H. Kopman